Exhibit 99.1

Rogers Corporation Reports 2013 Fourth Quarter and Year-End Results

ROGERS, Conn.--(BUSINESS WIRE)--February 24, 2014--Rogers Corporation (NYSE:ROG) (the “Company”) today announced financial results for its fourth quarter of 2013, reporting net sales of $136.2 million and net income from continuing operations of $0.64 per diluted share, which includes a special charge of $0.17 per diluted share associated with an impairment charge related to a year-end accounting revaluation of an investment made in 2009. Excluding this net special charge, non-GAAP net income from continuing operations was $0.81 per diluted share. Net sales and non-GAAP net income from continuing operations were above the Company’s guidance announced on October 29, 2013 of $129 to $135 million in net sales and net income from continuing operations of $0.68 to $0.80 per diluted share, respectively (the original guidance did not include any anticipated special charges). Fourth quarter 2012 net sales were $124.2 million with net income from continuing operations of $0.30 per diluted share, which included net special charges of $0.28 per diluted share. Excluding these special charges, fourth quarter 2012 non-GAAP net income from continuing operations was $0.58 per diluted share.

Net sales from continuing operations for the full year 2013 were $537.5 million, a 7.8% increase from the $498.8 million reported for the full year 2012. Full year 2013 income from continuing operations was $2.12 per diluted share, which included net special charges of $0.49 per diluted share compared to $4.07 per diluted share for the full year 2012, which included a net benefit from special items of $2.06 per diluted share. The 2012 special items were primarily related to the reversal of a tax valuation allowance on the majority of the Company’s United States deferred tax assets. Excluding special adjustments, non-GAAP net income from continuing operations was $2.61 per diluted share for 2013 compared to $2.01 per diluted share for 2012, an increase of almost 30%.

Reconciliations of the GAAP to non-GAAP operating results discussed in this press release are set forth at its conclusion.

In keeping with the Company’s focus on capturing market driven opportunities that will help accelerate growth, management has realigned the structure of its Curamik Electronic Solutions and Power Distribution Systems businesses. The management of these businesses has been combined under one team that has full cross functional and regional responsibility over all aspects of the combined business and the executive management team will review the results and make decisions based on the combined business. In accordance with applicable accounting literature and in order to align our external reporting with the manner in which the Company now manages and operates the business, the operations of this segment will now be reported as Power Electronics Solutions, which will be comprised of the RO-LINX® power distribution and curamik® direct bond copper product lines. The Rogers Corporation reporting structure will now consist of the following operating segments - High Performance Foams (HPF), Printed Circuit Materials (PCM), Power Electronics Solutions (PES) and the Other reportable segment. Going forward all prior period information will be recast to support this change.

Business Segment Discussion

Printed Circuit Materials

Printed Circuit Materials reported all-time record net sales of $48.7 million for the fourth quarter of 2013, an increase of 26.5% from the $38.5 million reported in the fourth quarter of 2012. The increase in net sales was driven by strong demand in global 4G - LTE base station deployments, automotive radar applications for Advanced Driver Assistance Systems, and rapid growth in certain mobile internet device applications in targeted programs with a major OEM. The 4G - LTE growth was especially strong in China where the Company believes its antenna and other high performance materials are well positioned. This business also experienced solid year over year growth in high reliability and satellite TV applications.

High Performance Foams

In the fourth quarter of 2013, High Performance Foams reported net sales of $41.2 million, a decrease of 13.4% compared to fourth quarter 2012 net sales of $47.6 million, which were record fourth quarter sales. The decrease in net sales is largely due to the previously discussed mobile internet device design changes that negatively impacted Rogers sales into that market compared to the year ago fourth quarter. The business continues to gain market penetration in consumer applications as sales of cushioning, sealing and impact protection materials in this market segment were up again this quarter.

Power Electronics Solutions

For the fourth quarter of 2013, net sales of Power Electronics Solutions totaled $40.3 million, an increase of 23.9% compared to the fourth quarter 2012 net sales of $32.5 million. The strong recovery in net sales was driven by growth in all geographies and markets, particularly in vehicle electrification, interconnects for all-electric vehicles, variable frequency motor drives, and clean energy applications in solar power modules and concentrated photovoltaic applications.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $13.6 million this quarter, a decrease of 11.0% compared to the $15.3 million sold in the fourth quarter of 2012. The decline was primarily due to the depreciation of the Japanese yen against the US dollar in the comparative fourth quarter. Excluding the currency adjustments in the fourth quarter of 2013 sales were relatively flat compared to the fourth quarter of 2012.

Operational Highlights

The Company ended the fourth quarter of 2013 with cash and cash equivalents of $191.9 million. Capital expenditures were $16.9 million for the full year 2013 compared to $23.8 million in 2012. Rogers expects capital expenditures of approximately $25 million in 2014.

The Company reported gross margins of 37.3% in the fourth quarter and 34.9% for the full year of 2013, which compares to 34.4% for the fourth quarter and 31.8% for the full year of 2012, respectively.

The Company’s 2013 effective tax rate was 23%. The Company currently projects its effective tax rate for the full year 2014 will be approximately 28%.

Bruce D. Hoechner, President and CEO commented: “We delivered strong revenue and margin growth for the quarter, and for 2013 overall, finishing the year with record revenues for Printed Circuit Materials and robust revenue growth in Power Electronics Solutions. The investments in our Marketing, R&D, and Operational Excellence capabilities are beginning to pay off. The streamlining initiatives we began two years ago are having a significant favorable impact on the bottom line and the positive indicators from our key markets lead us to expect healthy demand for our products as we move ahead. We project first quarter 2014 net sales to be between $134 to $138 million and net income from continuing operations to be between $0.68 to $0.75 per diluted share, reflecting the higher expected tax rate for 2014.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean energy, and telecommunications infrastructure. With more than 182 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the uncertain outlook for global economic growth, particularly in several of our key markets; uncertainty regarding resolution of the United States debt ceiling issues; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2012 and subsequent Securities and Exchange Commission filings.

Additional Information and February 24, 2014 Conference Call

For more information, please contact the Company directly, visit Rogers’ website, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2013 fourth quarter and full year results will be held on Monday, February 24, 2014 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Monday, March 3, 2014. The passcode for the audio replay is 31501500.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$136,231	$124,176	$537,482	$498,761
Cost of sales	85,435	81,465	349,782	340,015
Gross margin	50,796	42,711	187,700	158,746

Selling and administrative expenses	30,062	27,049	106,398	99,689
Research and development expenses	4,763	4,704	21,646	19,311
Restructuring and impairment charges	4,620	4,133	10,376	14,082
Operating income	11,351	6,825	49,280	25,664

Equity income in unconsolidated joint ventures	1,281	1,008	4,326	4,743
Other income (expense), net	(372)	(348)	(1,240)	(208)
Net realized investment gain (loss)	-	-	-	(3,245)
Interest income (expense), net	(865)	(938)	(3,481)	(4,304)
Income before income tax expense	11,395	6,547	48,885	22,650

Income tax expense (benefit)	(135)	1,368	11,226	(46,484)
Income from continuing operations	11,530	5,179	37,659	69,134
Income (loss) from discontinued operations, net of income taxes	-	(116)	102	(449)
Net income	$11,530	$5,064	$37,761	$68,685

Basic net income (loss) per share:
Income from continuing operations	$0.66	$0.31	$2.19	$4.21
Income (loss) from discontinued operations	-	(0.01)	0.01	(0.03)
Net Income	$0.66	$0.30	$2.20	$4.18

Diluted net income (loss) per share:
Income from continuing operations	$0.64	$0.30	$2.12	$4.07
Income (loss) from discontinued operations	-	(0.01)	0.01	(0.03)
Net Income	$0.64	$0.29	$2.13	$4.04

Shares used in computing:
Basic	17,366,344	16,677,969	17,197,840	16,426,209
Diluted	17,936,386	17,254,959	17,768,075	16,991,158

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$191,884	$114,863
Restricted cash	-	950
Accounts receivable, net	85,126	78,788
Accounts receivable from joint ventures	1,897	2,142
Accounts receivable, other	2,638	2,297
Taxes receivable	1,578	5,079
Inventories	66,889	73,178
Prepaid income taxes	5,519	4,914
Deferred income taxes	7,271	7,225
Asbestos related insurance receivables	7,542	8,195
Other current assets	7,363	8,559
Assets of discontinued operations	-	746
Total current assets	377,707	306,936

Property, plant and equipment, net	146,931	149,017
Investments in unconsolidated joint ventures	18,463	21,171
Deferred income taxes	44,854	71,439
Pension Asset	2,982	-
Goodwill	108,671	105,041
Other intangible assets	49,171	53,288
Asbestos related insurance receivables	49,508	40,067
Investments, other	507	5,000
Other long term assets	7,740	8,065
Total assets	$806,534	$760,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,534	$16,730
Accrued employee benefits and compensation	29,724	23,156
Accrued income taxes payable	4,078	3,135
Current portion of lease obligation	849	1,423
Current portion of long term debt	17,500	20,500
Asbestos related liabilities	7,542	8,195
Other current liabilities	12,813	11,363
Liabilities of discontinued operations	-	3
Total current liabilities	90,040	84,505

Long term debt	60,000	77,500
Long term lease obligation	7,170	6,942
Pension liability	5,435	65,942
Retiree health care and life insurance benefits	9,649	10,654
Asbestos related liabilities	52,205	43,222
Non-current income tax	10,208	19,300
Deferred income taxes	16,077	17,545
Other long term liabilities	223	262

Shareholders’ equity
Capital stock	17,855	16,904
Additional paid in capital	110,577	74,272
Retained earnings	438,545	400,784
Accumulated other comprehensive income (loss)	(11,450)	(57,808)
Total shareholders’ equity	555,527	434,152
Total liabilities and shareholders’ equity	$806,534	$760,024

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain items that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations for the Fourth Quarter and Full Year of 2013 and 2012:

The following table includes non-recurring charges related to special adjustments.

	2013		2012
	Q4	YTD	Q4	YTD
GAAP income per diluted share from continuing operations	$0.64	$2.12	$0.30	$4.07

Add back special adjustments, net of tax:
Impairment charge on write down of investment	0.17	0.17	-	-
Severance and related charges	-	0.20	-	0.23
Pension curtailment and settlement charges	-	0.06	-	0.08
Relocation charges for Curamik’s final inspection operation	-	0.04	0.20	0.20
Asbestos charge for forecast period change	-	-	0.13	0.13
Foreign currency and copper hedging valuation adjustments	-	-	0.05	0.05
Closure of Bremen manufacturing operations in Germany	-	-	-	0.12
Impairment charge on auction rate security liquidation	-	-	-	0.10
Inventory revaluation	-	-	(0.09)	(0.09)
US tax valuation allowance reversal	-	-	-	(2.74)
Other net discrete tax items	-	-	-	(0.20)
Other special charges	-	0.02	(0.01)	0.06
Total special charges	0.17	0.49	0.28	(2.06)

Non-GAAP income per diluted share from continuing operations	$0.81	$2.61	$0.58	$2.01

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com